FOR IMMEDIATE RELEASE
September 9, 2004

 For more information, contact:

James A. Cochran
Chief Financial Officer
TurboChef Technologies, Inc.
Six Concourse Parkway
Suite 1900
Atlanta, Georgia 30328
678-987-1700

TurboChef Increases Revenue Estimate for Second Half of
2004 and Announces Attendance at Two Investor
Conferences

ATLANTA, September 9, 2004 --  TurboChef Technologies, Inc. (TRBO.OB) today announced an increase in its estimate of revenues for the second half of 2004.

The Company believes that in light of the order flow in the third quarter to date, the order flow anticipated for the balance of 2004 from Subway and other customers and its current assessment of its sales effort and general business conditions, its revenue for the second half of 2004 will likely be greater than the Company previously announced.  Accordingly, the Company is comfortable with increasing its previous revenue estimate for the second half of 2004 from in excess of $40 million to in excess of $50 million.

TurboChef also announced that Richard Perlman, Chairman, and Jim Price, CEO, will represent the Company at two investor conferences to be held the week of September 13, 2004. Messrs. Perlman and Price will be speaking at the Roth Capital Partners New York Conference on September 13, 2004 and the 2004 Edgewater Research Fall Conference on September 14, 2004. The presentation at the Roth Conference will be webcast and, once the presentation begins, will be available at http://wsw.com/webcast/roth4/trbo.ob/. The webcast presentation will remain available for sixty days and may be accessed through the Company’s website.

About TurboChef

TurboChef designs, develops, manufactures and markets speed cooking solutions to the food service marketplace. Our speed cooking ovens utilize patented technologies that combine controlled high-speed forced air convection heating with microwave energy to cook food products at remarkable speeds with food quality comparable and superior to conventional methods. Through our subsidiary, Enersyst Development Center, L.L.C., we conduct research, development and licensing of additional patented technologies associated with the application of heat transfer and air impingement, and we provide innovations in culinary development through the research, development and testing of food concepts, menu development and culinary solutions for restaurant chains, food manufacturers and food service operators.  Visit TurboChef at www.turbochef.com.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995:  Certain statements contained in this news release constitute “forward- looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, the uncertainty of market acceptance and demand for the Company’s products, the ability to obtain additional financing necessary to continue or expand operations, the uncertainty of consumer acceptance of new products or technologies that may be offered by TurboChef, the dependence on a limited number of customers, relationships with and dependence on third-party equipment manufacturers and suppliers, impact of competitive products and pricing and other risks detailed in the Company’s filings with the Securities and Exchange Commission.  The words “looking forward,” “believe,” “expect,” “likely” and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only for the date the statement was made.  TurboChef Technologies, Inc. undertakes no obligation to update any forward-looking statements contained in this news release.